Exhibit 10.1

TRANSITION EMPLOYMENT AGREEMENT

This Transition Employment Agreement (the “Agreement”) is made and entered into effective as of December 31, 2010 (the “Effective Date”) by and between Healthways, Inc., a Delaware corporation (“Healthways”) and Mary A. Chaput (“Employee”).  Healthways and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Healthways desires to hire Employee to perform certain transition services for Healthways identified in Exhibit A attached hereto, as may be amended from time to time by agreement of the Parties (the “Transition Services”); and

WHEREAS, Employee has the experience and qualifications necessary to provide the Transition Services.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1.

AT WILL EMPLOYEE STATUS; DUTIES AND RESPONSIBILITIES

1.1 At Will Employee Status: Employee and Healthways acknowledge and agree that the Amended and Restated Employment Agreement dated as of December 19, 2008 by and between Healthways and Employee (the “Employment Agreement”) is hereby terminated, effective as of the Effective Date, and neither Party has any further obligation thereunder.  Employee acknowledges that his or her employment with Healthways constitutes at-will employment, and that either Employee or Healthways can terminate this relationship at any time, with or without cause and with or without notice, and in all such events without any liability to Healthways, except as expressly set forth in this Agreement.

1.2 Transition Services. Healthways hereby employs Employee, and Employee hereby accepts employment with Healthways, to provide the Transition Services. Employee, in performing the Transition Services, shall have the duties and responsibilities assigned to him or her from time to time by Healthways, including, but not limited to, those described in the attached Exhibit A and as may be amended from time to time by the mutual agreement of the Parties.

1.3 Time Commitment. From the Effective Date of this Agreement to the termination of this Agreement, Employee agrees to devote such time and effort to performing such duties as shall be reasonably required in connection with the Transition Services. Employee shall maintain records with respect to the time spent in the performance of Employee’s duties and responsibilities hereunder and shall submit such records to Healthways as reasonably requested.

1.4 Compliance with Law and Standards. Employee shall at all times comply with all material applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of Healthways that are disclosed or made available to Employee.  Employee further agrees that Employee will not engage in any conduct which, in the reasonable determination of Healthways, adversely affects the image or business of Healthways or would impair in any material respect Employee’s ability to carry out Employee’s duties hereunder except as otherwise required by a court, law, governmental agency or regulation.

1.5 Ownership of Intellectual Property. Employee acknowledges and agrees that all of the work product or deliverables produced or developed by Employee during his or her employment with Healthways, either alone or in conjunction with others, including, without limitation, all technology of any nature whatsoever, all notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets, and patentable or copyrightable material which relate, directly or indirectly, in any manner to the subject matter of this Agreement, including any derivative works of any of the foregoing (collectively the “Work Product”), is the sole and exclusive property of Healthways. Employee agrees that the development of the Work Product is a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. Employee hereby assigns to Healthways, without further compensation, all of its right, title and interest (whether arising prior to this Agreement, now in existence or hereafter arising) in and to the Work Product, in the United States and elsewhere. Upon request, Employee will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by Healthways to assign the Work Product, or any portion thereof, fully and completely to Healthways and to enable Healthways, its successors and assigns to secure and enjoy the full and exclusive benefits and advantages thereof The Work Product shall be subject to Employee’s obligations of confidentiality contained in Section 5.1 hereof.

SECTION 2.

COMPENSATION

2.1 Compensation.

2.1.1 In consideration of Employee’s agreement to terminate the Employment Agreement, for a period beginning on the Effective Date and ending on the date that is 18 months after the Effective Date, Healthways will pay employee a Base Salary equal to $390,173.68 per annum (“Base Salary”), payable periodically at regular payroll intervals in accordance with Healthways’ payroll policies as in effect from time to time.  In addition, the Employee will receive an additional amount consisting of six (6) additional months of the Employee’s Base Salary (payable periodically at regular payroll intervals in accordance with Healthways’ payroll policies as in effect from time to time) upon her execution of a full release of claims in favor of Healthways (the “Release”) upon the termination of Employee’s employment with Healthways.  In addition, (i) all of Employee’s outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives (collectively “Awards”) shall vest, effective as of the Effective Date, and all stock options so vested shall remain exercisable as provided for in the applicable Award agreements by reason of Early Retirement (as defined in the 2007 Stock Incentive Plan, as amended), (ii) all amounts contributed by Healthways to Healthways’ Capital Accumulation Plan (“CAP”) as of December 31, 2010 for the benefit of Employee shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect from time to time, and (iii) Healthways shall deem an Accelerated Vesting Event (as defined in the applicable Performance Cash Award Agreement) with respect to performance cash awards previously granted to Employee to have occurred for all amounts earned by Employee through the Performance Cycles (as defined in the applicable Performance Cash Award Agreement) ended December 31, 2009 and December 31, 2010.  Employee shall not be eligible to receive any new long-term incentive awards or participate in long-term incentive plans, including but not limited to stock options, restricted stock, restricted stock units, other equity incentives, performance cash, and CAP, for periods beginning after the Effective Date.

2.1.2 Employee shall be entitled to receive such bonus, if any, for fiscal 2010 as shall be determined upon the recommendation of Chief Executive Officer by the Board of Directors of Healthways (or any designated Committee of the Board of Directors comprised solely of independent directors), which shall be paid in accordance with the terms and conditions of the bonus plan established for Healthways.  Employee shall not be entitled to earn any bonus award for periods beginning after the Effective Date.

2.1.3 For a period beginning as of the Effective Date and ending on the date that is 18 months after the Effective Date, Employee shall be entitled to participate if permitted under Healthways’ group medical insurance and group medical benefits at the same rate as then in effect for Healthways’ other employees; provided, that Employee shall be entitled to participate under such plans for an additional six months in the event Employee executes the Release.

2.1.4 During the Initial Term of this Agreement, Healthways will pay Employee a transition salary at a rate equal to $100,000 per annum at regular payroll intervals in accordance with Healthways’ payroll policies as in effect from time to time.  At the end of the Initial Term of this Agreement and in consideration of the services performed by Employee hereunder, Healthways shall pay Employee a completion bonus in an amount equal to $100,000 for the successful achievement, as determined by the Chief Executive Officer of the Company in his sole discretion, of the Transition Services (the “Bonus”) payable no later than January 31, 2012; provided that if this Agreement is terminated by either party prior to the end of the Initial Term, then the amount of Bonus that shall be payable shall be determined by the Chief Executive Officer of the Company in his sole discretion.

2.2 Expenses. For approved out-of-pocket properly documented expenses, Employee shall remit receipts at the end of each month for timely reimbursement.

SECTION 3.

INDEMNIFICATION

3.1 Employee shall fully, completely and unconditionally indemnify and hold Healthways and its directors, officers, employees, agents, shareholders and affiliates, if any, harmless from and against any damage, suit, action, proceeding, claim, demand, judgment, expenses (including without limitation costs of judgments, settlements, court costs and reasonable attorneys’ fees and costs) and liability of any kind arising out of or relating to any negligence, omission, act or willful misconduct of in connection with the performance of the Transition Services under this Agreement.

SECTION 4.

TERM AND TERMINATION

4.1 Term. The term of this Agreement shall begin on the Effective Date and shall end on December 31, 2011 (the “Initial Term”), unless terminated sooner as provided herein. Thereafter, if mutually agreed in writing, this Agreement shall renew on a month-to-month basis (each, a “Renewal Term”, the Initial Term and any Renewal Term shall be referred to collectively as the “Term”).

4.2 Termination by Healthways for Cause. Healthways may terminate this Agreement at any time upon the occurrence of any of the following: (a) Employee’s repeated failure to perform timely any of the duties as set forth in this Agreement; (b) Employee’s conviction of any crime punishable as a felony; commission of any act or omission involving dishonesty or fraud with respect to Healthways, any of its affiliates or any of their respective customers or suppliers, (c) Employee’s professional misconduct tending to bring Healthways or any of its affiliates into public disgrace or disrepute, (d) the death, disability or mental incompetence of Employee; or (e) suspension or exclusion of Employee from any federal or state health care program.

4.3 Termination Without Cause. This agreement may be terminated by Healthways at any time for any reason and without cause, upon thirty (30) days written Notice and all transition salary through such date due to Employee under Section 2.1.4 will be reconciled and paid with no further obligations on either party.

4.4 Payments Upon Termination. Upon a termination of this Agreement for any reason whatsoever pursuant to this Section 4, Employee shall be entitled to (i) all compensation accrued hereunder through the Termination Date (including any payments that are being made in arrears); and (ii) expense reimbursement pursuant to Section 2 through the date of termination with no further payment obligation hereunder on the part of Healthways.

4.5 Obligations. Upon termination, each Party’s obligations shall cease with regard to the other, except for Healthways’ obligations under Sections 2.1.1, 2.1.2, and 2.1.3, and Healthways shall be obligated to pay, within thirty (30) days of the Termination Date, any unpaid amounts owed to Employee for Transition Services performed pursuant to this Agreement prior to termination.

SECTION 5.

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

5.1 Confidentiality, Non-competition, Non-solicitation:

5.1.1 Employee acknowledges that (a) the business of providing care support services and health support services in which Healthways is engaged (the “Business”) is intensely competitive and that Employee’s employment by Healthways will require that Employee have access to and knowledge of confidential information of Healthways relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by Employee; (b)  the use or disclosure of such information other than in furtherance of the Business may place Healthways at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and (c) the engaging by Employee in any of the activities prohibited by this Section shall constitute improper appropriation and/or use of such information. Employee expressly acknowledges the trade secret status of Healthways’ confidential information and that the confidential information constitutes a protectable business interest of Healthways. Other than as may be required in the performance of his or her duties, Employee expressly agrees not to divulge such confidential information to anyone outside Healthways without prior permission.

5.1.2 Healthways (which shall be construed to include Healthways, its subsidiaries and their respective affiliates) and Employee agree that for a period of eighteen (18) months after the date of termination of Employee’s employment with Healthways:

5.1.2.1 Employee shall not engage in Competition, as defined below, with Healthways or its subsidiaries within any market where Healthways is conducting the Business at the time of termination of Employee’s employment hereunder. For purposes of this Agreement, “Competition” by Employee shall mean Employee’s being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting him or her name to be used in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this sub-paragraph for Employee to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the 1934 Act, provided that, Employee does not participate in the business of such corporation until such time as this covenant expires; and

5.1.2.2  Employee further agrees that he or she will not, directly or indirectly, for his or her benefit or for the benefit of any other person or entity, do any of the following: (a) solicit from any customer, doing business with Healthways as of Employee’s termination, business of the same or of a similar nature to the Business of Healthways with such customer; (b) solicit from any known potential customer of Healthways business of the same or of a similar nature to that which, to the knowledge of Employee, has been the subject of a written or oral bid, offer or proposal by Healthways, or of substantial preparation with a view to making such a bid, proposal or offer, within eighteen (18) months prior to Employee’s termination; or (c) recruit or solicit the employment or services of any person who was employed by Healthways upon termination of Employee’s employment and is employed by Healthways at the time of such recruitment or solicitation.

5.1.2.3  Employee acknowledges that the services to be rendered by him or her to Healthways are of a special and unique character, which causes this Agreement to be of significant value to Healthways, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him or her of any of the provisions contained in this Section will cause Healthways irreparable injury. Employee therefore agrees that Healthways will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Employee from any such violation or threatened violations. Employee acknowledges that the terms of this Section 5.1 and its obligations are reasonable and will not prohibit him or her from being employed or employable in the health care industry.

5.1.3 If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

SECTION 6.

GENERAL PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee.

6.2 Waiver of Breach. The waiver by a party of any breach of any provision of this  Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

6.3 Severability. The invalidity or unenforceability of any provision of this Agreement will not effect the validity or enforceability of any other provision.

6.4 Entire Agreement: Amendments. This Agreement and the Exhibits hereto form the entire agreement of the parties and supersede any prior agreements between them with respect to the subject matter hereof.

6.5 Waiver. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement. Amendments may be made to this Agreement only after written approval of both Healthways and Employee.

6.6 Assignment. Employee shall not assign the rights, duties or obligations hereunder.

6.7 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if written and delivered in person, by fax or sent by Registered Mail, return receipt requested, as follows:

If to Healthways:	If to Employee:

Healthways, Inc. 701 Cool Springs Blvd. Franklin, TN 37067 Attn: Ben Leedle

6.8 Litigation. In the event that a dispute between the parties results in litigation, in addition  to any other relief to which it may be entitled, the prevailing party shall be reimbursed for reasonable attorneys’ fees and all other reasonable costs of that litigation.

6.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and their permitted assigns.

6.10 Non-Solicitation. During the term of this Agreement and for one (1) year thereafter, neither party shall solicit for employment or otherwise grant employment to any employee of the other.

6.11 Survival.  The provisions of Sections 1.1, 1.4, 5.1, 6.1, 6.10 and 6.11 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                HEALTHWAYS, INC.

By:  /s/ Ben R. Leedle, Jr.

Name:  Ben R. Leedle, Jr.
Title:   CEO

Date:  12/31/2010

EMPLOYEE

/s/ Mary A. Chaput
                          Mary A. Chaput

EXHIBIT A

SCOPE OF WORK

Employee will provide professional services as determined or requested by the Chief Executive Officer.